As filed with the Securities and Exchange Commission on July 2, 2020

Registration No. 333-239287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GoHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6411	85-0563805
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

214 West Huron St.

Chicago, Illinois 60654

Telephone: (312) 386-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley Burd, Esq.

General Counsel

214 West Huron St.

Chicago, Illinois 60654

Telephone: (312) 386-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ian D. Schuman, Esq. Stelios G. Saffos, Esq. Ryan K. deFord, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Fax: (212) 751-4864	Brian Farley, Esq. Chief Legal Officer and Corporate Secretary GoHealth, Inc. 214 West Huron St. Chicago, Illinois 60654 Telephone: (312) 386-8200	Samir A. Gandhi, Esq. David Ni, Esq. Sidley Austin LLP 787 7th Avenue New York, New York 10019 Telephone: (212) 839-5300 Fax: (212) 839-5599

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-239287) (the “Registration Statement”) of GoHealth, Inc. is being filed solely for the purpose of filing certain exhibits to the Registration Statement as indicated in Item 16(a) (Index to Exhibits) of Part II of this Amendment. Accordingly, this Amendment consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the filed exhibits and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the underwriting discount payable solely by GoHealth, Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

SEC registration fee		$12,980
FINRA filing fee		15,500
Nasdaq listing fee		25,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky qualification fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment

Item 14.	Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of GoHealth, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of the Transactions, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15.	Recent sales of unregistered securities.

On March 27, 2020, GoHealth, Inc. agreed to issue 1,000 shares of common stock, par value $0.001 per share, which shares will be cancelled upon the consummation of the Transactions, to an officer of GoHealth, Inc. in exchange for $1.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16.	Exhibits and financial statements.

(a)	Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.

1.1	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of GoHealth, Inc., as in effect prior to the consummation of the Transactions.

3.2	Form of Amended and Restated Certificate of Incorporation of GoHealth, Inc., to be in effect upon the consummation of the Transactions.

3.3**	Bylaws of GoHealth, Inc., as in effect prior to the consummation of the Transactions.

3.4	Form of Amended and Restated Bylaws of GoHealth, Inc., to be in effect upon the consummation of the Transactions.

4.1**	Specimen Stock Certificate evidencing the shares of Class A common stock.

5.1*	Opinion of Latham & Watkins LLP.

10.1†	Form of Tax Receivable Agreement, to be effective upon the consummation of the Transactions.

10.2*	Form of Second Amended and Restated LLC Agreement of GoHealth Holdings, LLC, to be effective upon the consummation of the Transactions.

10.3†	Form of Stockholders Agreement, to be effective upon the consummation of the Transactions.

10.4	Form of Registration Rights Agreement, to be effective upon the consummation of the Transactions.

10.5+†**	Incremental Facility Agreement and Technical Amendment No. 2 to Credit Agreement, dated as of May 7, 2020, among Norvax, LLC, as borrower, Blizzard Midco, LLC, as a guarantor, the other guarantors party thereto, Owl Rock Capital Corporation, as administrative agent, collateral agent and swingline lender and the other lenders from time to time party thereto.

10.6#	GoHealth, Inc. 2020 Incentive Award Plan.

10.7#	GoHealth, Inc. 2020 Employee Stock Purchase Plan.

10.8†	Form of Indemnification and Advancement Agreement between GoHealth, Inc. and its directors and officers.

10.9#	Blizzard Parent, LLC Profits Unit Plan.

10.10†#	Form of Executive Common Unit and Profits Unit Agreement.

10.11#*	Form of Amendment No. 1 to Executive Common Unit and Profits Unit Agreement.

10.12#*	Amended and Restated Employment Agreement, dated , 2020, by and among Norvax, LLC, GoHealth, Inc., GoHealth Holdings, LLC, and Brandon M. Cruz.

10.13#*	Employment Agreement, dated , 2020, by and among GoHealth, Inc., GoHealth Holdings, LLC, and Clinton P. Jones.

10.14#*	Employment Agreement, dated , 2020, by and among GoHealth, Inc., GoHealth Holdings, LLC, and Shane E. Cruz.

Exhibit No.

10.15#*	Employment Agreement, dated , 2020, by and among GoHealth, Inc., GoHealth Holdings, LLC, and James A. Sharman.

10.16#	GoHealth, Inc. Non-Employee Director Compensation Policy.

21.1	List of Subsidiaries of GoHealth, Inc.

23.1**	Consent of Ernst & Young LLP, as to GoHealth, Inc.

23.2**	Consent of Ernst & Young LLP, as to GoHealth Holdings, LLC.

23.3*	Consent of Latham & Watkins LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on signature page).

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensatory plan.
+

Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Commission upon request.

†	Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

Item 17.	Undertakings.

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of GoHealth, Inc. pursuant to the foregoing provisions, or otherwise, GoHealth, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GoHealth, Inc. of expenses incurred or paid by a director, officer or controlling person of GoHealth, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GoHealth, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by GoHealth, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, GoHealth, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on this 2nd day of July, 2020.

GoHealth, Inc.

By:	/s/ Clinton P. Jones
Clinton P. Jones Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Clinton P. Jones Clinton P. Jones	Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2020

/s/ Travis J. Matthiesen Travis J. Matthiesen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2020

*	Director	July 2, 2020
Brandon M. Cruz

*	Director	July 2, 2020
Rahm Emanuel

*	Director	July 2, 2020
Joseph G. Flanagan

*	Director	July 2, 2020
Jeremy W. Gelber

*	Director	July 2, 2020
Miriam A. Tawil

*	Director	July 2, 2020
Alexander E. Timm

*By:	/s/ Clinton P. Jones
Clinton P. Jones Attorney-in-fact